EXHIBIT 10.03

PURCHASE AND SALE AGREEMENT

          THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of the date of the last signature below (the “Effective Date”) by and between NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited liability company, whose address is 10172 Linn Station Road, Louisville, Kentucky 40223 (“Seller”), and INVESTORS CAPITAL MORTGAGE GROUP, INC., a Florida corporation, whose address is 1414 NW 107 Ave., Suite 109, Miami, Florida 33172 (“Purchaser”).

WHEREAS:

          A.    Seller is the owner of certain parcels of land located at 385 GolfBrook Circle, Longwood, Florida, having parcel ID#‘s 33-20-29-300-0150-0000 and 04-21-29-300-034A-0000 in Seminole County tax records, commonly known as “GolfBrook Apartments,” and as more particularly described in Exhibit “A” hereto (the “Land”), together with all improvements located on the Land (the “Improvements”). The Land and Improvements are collectively referred to herein as the “Realty”.

          B.    Seller desires to sell, and Purchaser desires to acquire, the Realty and other assets described herein in accordance with the provisions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and promises herein set forth, the parties agree as follows:

          1.    Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

          2.    Purchase and Sale. Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the following property and rights owned by Seller:

(a)	the Realty, together with all easements, privileges, rights to lands lying under any adjacent roadways, and all other appurtenances pertaining to or accruing to the benefit of the Realty;

(b)	all fixtures, all furniture, appliances and equipment located on and used in the operation of the Realty and owned by Seller (the “Personalty”);

(c)	all transferable licenses, permits, authorizations, consents, notices of completion, variances, waivers, certificates (including, without limitation, certificates of occupancy or completion), government entitlements and approvals pertaining to ownership and/or operation of the Realty and held by, or issued or granted to, Seller prior to the Closing (as hereinafter defined) (the “Licenses and Permits”);

(d)	all contract rights pertaining to the ownership and operation of the Realty taken by or in the name of Seller which will affect the Realty or the Personalty after the Closing Date (as hereinafter defined (the “Contracts”);

(e)	all Seller’s interest as landlord in all leases, lease amendments, lease guaranties and other agreements (“Leases”) with all persons (“Tenants”) leasing, using or occupying the Realty or any part thereof, a complete list of which is incorporated into the rent roll attached hereto as Exhibit “B”;

(f)	all other intangible rights of Seller pertaining to the ownership, operation and/or development of the Realty and the Personalty and/or trademarks associated therewith and all public and private development or usage rights with respect to the Realty (the “Intangible Property”);

(g)	all existing transferable guaranties, warranties, and indemnities now issued or issued prior to Closing (as hereinafter defined) that relate to the construction, operation and/or use of the Realty and Personalty, (the “Warranties”);

(h)	copies of any and all construction drawings, “as built” plans and specifications and concept plans utilized in the construction of the Improvements (including driveways, walkways, landscaping and mechanical and electrical systems) in Seller’s possession or control, if any (the “Plans and Specifications”), and copies of any and all records pertaining to the ongoing maintenance, use and operation of the Realty, including all equipment manuals in Seller’s possession (collectively, the “Records”);

(i)	all leasing brochures, market studies, tenant data sheets and like materials of any kind with respect to the Property in Seller’s possession; and

(j)	all telephone numbers exclusively related to the operation and management of the Property.

The Realty and all of the other property and rights described in this paragraph 2 are hereinafter collectively referred to as the “Property”.

          3.    Purchase Price. The purchase price to be paid by Purchaser for the Property (the “Purchase Price”) shall be Forty-Three Million One Hundred Fifty-Three Thousand Five Hundred Dollars ($43,153,500).

          4.    Deposit. To secure the performance by Purchaser of its obligations under this Agreement, Purchaser will make a deposit of One Million Dollars ($1,000,000.00) in the following manner: (i) within two (2) business days after the execution of this Agreement by both Seller and Purchaser, Purchaser shall deposit with LandAmerica/Commonwealth Land Title Insurance Company (the “Escrow Agent”), the initial sum (the “Initial Deposit”) of Five Hundred Thousand Dollars ($500,000.00), a portion of which in the amount of Twenty-Five Thousand Dollars ($25,000.00) shall be immediately non-refundable to Purchaser (unless Seller shall default hereunder) but which shall be applicable to the Purchase Price at Closing (the “Non-Refundable Portion of the Initial Deposit”), and (ii) shall thereafter deliver the additional sum

(the “Additional Deposit”) of Five Hundred Thousand and Dollars ($500,000.00) within two (2) business days after the expiration of the Inspection Period (as hereinafter defined). Upon expiration of the Inspection Period, the Initial Deposit and the Additional Deposit shall both be non-refundable to Purchaser (unless Seller shall default hereunder), but shall be applicable to the Purchase Price at Closing. The Initial Deposit and the Additional Deposit shall be sent by wire transfer to the Escrow Agent and held and disbursed by the Escrow Agent as an earnest money deposit (collectively, the “Deposit”) pursuant to the provisions of this Agreement. Any and all interest accrued or earned thereon shall be paid to Purchaser except in the event of a default by Purchaser, in which event all of the interest shall be disbursed to Seller, together with the Deposit, as liquidated damages in accordance with the default provisions below.

          5.    Terms of Payment. The Purchase Price shall be paid to Seller as follows:

$1,000,000	being the total Deposit referred to in paragraph 4 of this Agreement, which sum shall be paid to Seller at Closing or disbursed as otherwise provided in this Agreement.

$42,153,500	being the balance of the Purchase Price, at Closing, subject to prorations and adjustments as hereinafter provided, to be paid by wire transfer to Seller in immediately available federal funds.

          6.    Title and Survey.

                    (a)    Within five (5) days after the Effective Date, Purchaser shall order, and shall thereafter obtain, at its expense, an ALTA Form B Title Insurance Commitment (“Commitment”) with respect to the Realty in the amount of the Purchase Price with such endorsements approved for issuance in the State of Florida under applicable title insurance regulations as Purchaser may require, issued by a title company selected by Purchaser (the “Title Company”), and certified to a date even with or later than the Effective Date. Within the Title Review Period (as hereinafter defined), Purchaser may obtain, at Purchaser’s expense, a survey of the Realty (the “Survey”). In the event that the Survey shall disclose any of the following: (i) any encroachment upon or from the Realty which adversely affects Purchaser’s intended use of the Realty or which renders title to the Realty unmarketable; or (ii) any other survey defect, such encroachment or other defect shall be treated in the same manner as a title defect, and Purchaser shall be required to object to same in writing on or prior to the end of the Title Review Period.

                    (b)    Purchaser shall have thirty (30) days after Effective Date of this Agreement (the “Title Review Period”) in which to examine the Commitment, all underlying exception documents, and the Survey described above and satisfy itself as to the marketability and status of Seller’ title. In the event Purchaser notes any objections to the marketability of such title, or in the event that there are any matters of record which could, in Purchaser’s reasonable judgment, interfere with Purchaser’s intended use of the Realty, Purchaser shall notify Seller in writing thereof prior to the expiration of the Title Review Period. On or before ten (10) days from receipt of Purchaser’s notice of objections, Seller may, but shall not be obligated to, obtain, as applicable, the issuance of an endorsement to the Commitment removing such exceptions, or affirmative title insurance protection for such objections, or to deliver to Purchaser Seller’s written affirmation (which shall be deemed a cure hereunder) that Seller shall cause certain items referenced in Purchaser’s notice of objections to be removed from the Commitment on or before

Closing. If Purchaser fails to deliver such notice to Seller within the Title Review Period, then, subject to paragraph 6(c) below, Purchaser shall be deemed to have found title acceptable in all respects, and to have agreed to purchase the Property without reduction in purchase price or further obligation on the part of Seller. If Seller elects not to provide for the cure or removal of any such objections or to obtain affirmative title insurance protection for any such objections within such ten (10) day period, then, Purchaser shall have the right to cancel and rescind this Agreement within five (5) days thereafter upon written notice to Seller, and this Agreement shall terminate, the Initial Deposit (less the Non-Refundable Deposit which shall be delivered to Seller) shall be returned to Purchaser and the parties shall be released of any further obligations under this Agreement except those which expressly survive such termination. If Purchaser fails to terminate this Agreement in the manner set forth above, all objections referred to in Purchaser’s notice of objections not so cured or removed shall be deemed to be Permitted Exceptions, this Agreement shall remain in full force and effect, and Seller shall not be deemed in default hereunder as a result of its failure to cure or remove such objections. If Purchaser waives in writing its objection to any matters described in its notice of objections, such matter along with those matters not objected to in Purchaser’s notice of objections shall be deemed to be Permitted Exceptions. For purposes of this Agreement, “Permitted Exceptions” shall mean (i) general real estate taxes, association assessments, special assessments, special district taxes and related charges not due and payable as of the Closing Date; (ii) matters shown on the Commitment or Survey and not objected to by Purchaser as provided above; (iii) title matters caused by the actions of Purchaser; and (iv) matters deemed to be Permitted Exceptions as provided above. All other exceptions to title and Survey shall be referred to as “Unpermitted Exceptions.”

                    (c)    If, prior to Closing, Purchaser shall cause the Commitment to be updated and if such update should reveal any matter rendering title to the Realty unmarketable and not disclosed in the original Commitment and not caused by, through or under Purchaser, Purchaser shall notify Seller of same within ten (10) days of receipt of such update and the provisions of Paragraph 6(b) relating to objections shall apply with respect to such objection as if such provisions were set forth herein in full.

                    (d)    Notwithstanding the foregoing, Seller shall pay any amount due in satisfaction of any mortgage, monetary judgment, mechanic’s lien, past due tax or assessment or other similar liquidated amount (a “Monetary Lien”) against the Property or any portion of the Property, or otherwise cause same to be removed from the Commitment with the consent of the Title Company (by bonding or otherwise), which amount, at the option of Seller, may be paid from the proceeds of the Purchase Price at Closing; and, if any such item has not been satisfied before the Closing date, then Purchaser and Escrow Agent are authorized to satisfy such item from the proceeds of the Purchase Price at Closing. Seller shall also satisfy all Schedule B-1 requirements set forth in the Commitment other than those applicable to Purchaser.

          7.    Due Diligence and Inspections.

(a)	Deliveries. Within five (5) days after the Effective Date, Seller shall provide Purchaser with copies of the following or shall provide Purchaser with access to the files located at the Property in connection with the following (the “Due Diligence Materials”):

(i)	a current rent roll accurately disclosing each unit by number, the name of the Tenant, the date the lease commenced and is due to expire, the current monthly rental payment required to be paid by the Tenant, the amount of security deposit required to be held by the Seller and any information concerning any concessions (the “Rent Roll”) and all existing Tenant Leases;
(ii)	the Service Contracts;
(ii)	a schedule of all Licenses and Permits;
(iii)	all real estate tax and sales tax bills and assessment notices for the last three years and, for Seller’s period of ownership of the Property, Seller’s files regarding all past and pending real estate and sales tax appeals and contests, if any;
(iv)	all Warranties, if any;
(v)	all documents evidencing the Intangible Property rights of Seller with respect to the Property, if any;
(vi)	operating income statements for the past three years;
(vii)	the most current title insurance policies for the Realty and copies of all exceptions listed therein;
(viii)	the most recent survey of the Property, including any as-built survey;
(ix)	detailed operating statements for the past three years and all months of operation of current year;
(x)	information and amount concerning deposits for utilities (gas, electric, water and sewer), if any;
(xi)	employee roster with annual compensation, years of service, job title, and employee discounts or free apartments listed;
(xii)	certificate of occupancy for the Realty, if available; and
(xiii)	the most recent environmental report for the Property.

                    b.    Inspection Period. Purchaser shall have until 5:00 p.m. on the thirtieth (30th) day following the Effective Date (the “Inspection Period”) to examine the materials provided for under Paragraph 7(a), and to make such environmental, physical, zoning, land use and other examinations, inspections and investigations of the Property or the use or operation thereof which Purchaser, in Purchaser’s sole discretion, may determine to make. Purchaser, and Purchaser’s agents and contractors, shall have the right to enter upon the property at reasonable times upon prior reasonable notice to Seller (which notice shall not be less than 48 hours with respect to tenanted portions of the property) and Seller shall provide Purchaser, its agents and contractors with access to the Property to conduct such inspections and/or investigations. Purchaser shall use its best efforts not to disturb any tenants in making such inspections. All of the foregoing tests, investigations and studies to be conducted by Purchaser shall be at Purchaser’s sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any of its affiliates, parents, shareholders, partners, members, employees, officers and directors of Seller or Seller’s affiliate or parent (collectively referred to hereinafter as “Affiliates of Seller”) harmless from any and all liability, costs and expense (including without limitation) reasonable attorneys’ fees, court costs and costs of appeal suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser’s investigations and inspections of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller’s sole discretion. The foregoing indemnity shall not include any claims, demands, losses, costs or expenses resulting from the mere discovery by Purchaser or its representatives of any existing hazardous substances merely revealed thereby. If Seller does not timely deliver or provide access to Purchaser to the due Diligence Materials as provided in Paragraph 7(a) hereof, the Inspection Period shall be extended by the number of days by which Seller is late in delivering or providing the required access to the Due Diligence Materials.

Notwithstanding anything contained herein to the contrary Purchaser covenants and agrees that prior to commencing any such tests, studies or investigations, Purchaser shall furnish to Seller certificates of insurance evidencing that Purchaser and/or Purchaser’s agents or contractors performing any such inspections or investigations are insured by general comprehensive liability insurance policies from reputable and highly rated insurance companies licensed in Florida with limits of not less than $1,000,000.00, and listing Seller and Purchaser as additional insureds thereunder. Notwithstanding anything to the contrary contained in this Agreement the provisions of this paragraph shall survive Closing and any cancellation of this Agreement.

Purchaser may, in its sole and absolute discretion, cancel this transaction for any or no reason by written notice of cancellation given to Seller and the Escrow Agent prior to the expiration of the Inspection Period, in which event the Escrow Agent shall return the Initial Deposit (less the Nonrefundable Portion of the Initial Deposit which shall be delivered to Seller) and all interest earned thereon to Purchaser, whereupon the parties shall be released from all further obligations under this Agreement except those that expressly survive. In the event Purchaser has not timely delivered written notice of cancellation in the manner provided above, then the foregoing conditions precedent shall automatically be deemed to be satisfied in full and waived by Purchaser, the Purchaser shall deliver the Additional Deposit to Escrow Agent as provided in Paragraph 4 hereof and the entire Deposit shall be non-refundable to Purchaser (unless Seller defaults hereunder), but shall be applicable to the Purchase Price at Closing.

          8.    Seller’s Representations: Seller represents and warrants to Purchaser as follows:

(a)	Authority. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in the State of Florida. This Agreement and the agreements and other documents to be executed by Seller at Closing pursuant to this Agreement, when so executed and delivered, are and shall be legal, valid and binding obligations of Seller and enforceable against Seller in accordance with their terms. The execution, delivery and performance of this Agreement by Seller is within its powers and have been duly authorized by all necessary entity, action, and no consent of any other person or entity to such execution, delivery and performance is required.

(b)	FIRPTA. Seller is not a “foreign person” within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2). At Closing, Seller shall deliver to Purchaser a certificate to such effect.

(c)	Lawsuits. There are currently no lawsuits pending, or to the best of Seller’s knowledge, threatened with respect to the Property that might materially and detrimentally affect the ability of Seller to perform its obligations under this Agreement.

(d)	Condemnation. Seller has received no notice of any condemnation or eminent domain proceedings against or affecting the Property

The representations and covenants set forth in this Paragraph 8 above shall survive Closing for a period of six (6) months. At Closing, Seller shall update the representations set forth in this Paragraph 8 and re-certify same effective as of Closing.

          9.    Purchaser’s Representations. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida. Purchaser represents and warrants to Seller that this Agreement and the agreements and other documents to be executed by Purchaser at Closing pursuant to this Agreement, when so executed and delivered are and shall be legal, valid and binding obligations of Purchaser and enforceable against Purchaser in accordance with their terms. The execution and delivery of this Agreement and the performance of the obligations of Purchaser hereunder are within its powers and have been duly authorized by all necessary corporate or entity action and no consent of any other person or entity to such execution, delivery and performance is required.

The representations set forth in this Paragraph 9 shall survive Closing for a period of six (6) months.

          10.    “AS-IS,” WHEREIS,” General Disclaimer And Release. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS,” “WHEREIS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING THE CONDITION OF THE SOIL OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF. PURCHASER ACKNOWLEDGES THAT DURING THE DUE DILIGENCE PERIOD PURCHASER WILL EXAMINE, REVIEW AND INSPECT ALL MATTERS WHICH IN PURCHASER’S JUDGMENT BEAR UPON THE PROPERTY AND ITS VALUE AND SUITABILITY FOR PURCHASER’S PURPOSES. EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT: (A) PURCHASER WILL ACQUIRE THE PROPERTY BASED SOLELY UPON ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE TITLE POLICY, AND (B) WITHOUT LIMITING THE FOREGOING, PURCHASER WAIVES ANY RIGHT IT MAY HAVE AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SEEK DAMAGES FROM SELLER IN CONNECTION

WITH THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTY, INCLUDING ANY RIGHT OF CONTRIBUTION UNDER ANY ENVIRONMENTAL LAW.

EFFECTIVE AS OF THE CLOSING, PURCHASER SHALL BE DEEMED TO HAVE RELEASED SELLER AND ALL AFFILIATES OF SELLER FROM ALL CLAIMS WHICH PURCHASER OR ANY AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, OFFICER, PARTNER, MEMBER, SHAREHOLDER OR OTHER PERSON OR ENTITY ACTING ON PURCHASER’S BEHALF OR OTHERWISE RELATED TO OR AFFILIATED WITH PURCHASER (EACH, A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING IN CONNECTION WITH THE PROPERTY, INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF ALL OR ANY PORTION OF THE PROPERTY AND ANY PHYSICAL OR ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL NOT LOOK TO SELLER OR ANY AFFILIATES OF SELLER IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF THE EXPRESS TERMS AND PROVISIONS HEREOF. AS USED IN THIS AGREEMENT, THE TERM “ENVIRONMENTAL LAW” SHALL MEAN ANY FEDERAL, STATE AND/OR LOCAL STATUTE, CODE, REGULATION, RULE, ORDINANCE, ORDER, STANDARD, PERMIT, LICENSE, POLICY OR REQUIREMENT (INCLUDING CONSENT DECREES, JUDICIAL DECISIONS AND ADMINISTRATIVE ORDERS) RELATING TO THE PROTECTION, PRESERVATION, REMEDIATION OR CONSERVATION OF THE ENVIRONMENT OR WORKER HEALTH OR SAFETY, ALL AS AMENDED OR RE-AUTHORIZED, OR AS HEREAFTER AMENDED OR RE-AUTHORIZED, INCLUDING WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT (“CERCLA”), 42 U.S.C. § 9601 ET SEQ., THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (“RCRA”), 42 U.S.C. § 6901 ET SEQ., THE EMERGENCY PLANNING AND COMMUNITY RIGHT-TO-KNOW ACT (“RIGHT-TO -KNOW ACT”), 42 U.S.C. § 11001 ET SEQ., THE CLEAN AIR ACT (“CAA”), 42 U.S.C. § 7401 ET SEQ., THE FEDERAL WATER POLLUTION CONTROL ACT (“CLEAN WATER ACT”), 33 U.S.C. § 1251 ET SEQ., THE TOXIC SUBSTANCES CONTROL ACT (“TSCA”), 15 U.S.C. § 2601 ET SEQ., THE SAFE DRINKING WATER ACT (“SAFE DRINKING WATER ACT”), 42 U.S.C. § 300(F) ET SEQ., THE ATOMIC ENERGY ACT (“AEA”), 42 U.S.C. § 2011 ET SEQ., THE OCCUPATIONAL SAFETY AND HEALTH ACT (“OSHA”), 29 U.S.C. § 651 ET SEQ., AND THE HAZARDOUS MATERIALS TRANSPORTATION ACT (THE “TRANSPORTATION ACT”), 49 U.S.C. § 1802 ET SEQ. AS USED IN THIS AGREEMENT, “HAZARDOUS SUBSTANCES” MEANS (1) “HAZARDOUS SUBSTANCES,” AS DEFINED BY CERCLA; (2) “HAZARDOUS WASTES” AS DEFINED BY RCRA; (3) ANY RADIOACTIVE MATERIAL INCLUDING, WITHOUT LIMITATION, ANY SOURCE, SPECIAL NUCLEAR OR BY-PRODUCT MATERIAL AS DEFINED BY AEA; (4) ASBESTOS IN ANY FORM OR CONDITION; (5) POLYCHLORINATED BIPHENYLS; AND (6) ANY OTHER MATERIAL, SUBSTANCE OR WASTE TO WHICH LIABILITY OR STANDARDS OF CONDUCT MAY BE IMPOSED UNDER ANY ENVIRONMENTAL LAW. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE TERMS OF THIS PARAGRAPH 10 SHALL SURVIVE CLOSING AND DELIVERY OF THE DEED AND ANY TERMINATION OF THIS AGREEMENT.

          11.    Operations of Property Prior to Closing.

(a)	Prior to the Closing, Seller shall operate and maintain the Property in a commercially reasonable manner and in accordance with Seller’s ordinary course of business, unless otherwise provided for herein. Seller shall comply with all of its material obligations under the Contracts, Licenses and Permits and Warranties through the Closing Date.

(b)	After the expiration of the Inspection Period and prior to Closing, Seller shall not enter into any new Service Contracts or any modifications, renewals or terminations of any existing Service Contracts without the prior written consent of Purchaser. If Purchaser does not notify Seller in writing of its consent, approval or disapproval within ten (10) Days after notice thereof from Seller, it will be presumed that Purchaser has consented or approved such requested action.

(c)	Seller shall not provide current residents or new residents with any new concessions, discounts or coupons which extend beyond the closing date which are not otherwise disclosed on the schedule of concessions provided to purchaser.

(d)	After the expiration of the Inspection Period and prior to Closing, Seller shall not enter into any new lease, or extend, renew or replace any existing lease with respect to the Property, without purchaser’s prior written consent (which consent may be withheld in purchaser’s reasonable discretion), unless same is entered into by seller in the ordinary course of its business, upon market terms and using seller’s standard lease form. Seller shall not enter into any short term leases for a period of less than twelve (12) months without purchaser’s written consent (which consent may be withheld in purchaser’s sole discretion).

(e)	After the Effective Date and prior to Closing, Seller shall give prompt written notice to Purchaser of any notice received by Seller pertaining to the Property from any governmental agency pertaining to any proposed public assessment or taking or any noncompliance with any law, ordinance, rule or regulation.

          12.    Default Provisions.

(a)	In the event Purchaser fails to close this transaction as contemplated by this Agreement, Seller shall receive the Deposit, together with all interest earned thereon, as Seller’s sole and exclusive remedy and as agreed and liquidated damages, whereupon the parties shall be relieved of all further obligations hereunder except only those that expressly survive. Purchaser and Seller acknowledge and agree that actual damages are difficult or impossible to ascertain and the Deposit, together with all interest earned thereon, is a fair and reasonable estimation of the damages of Seller.

(b)	In the event of a default by Seller under this Agreement, Purchaser, at its option, shall have the right, as its sole and exclusive remedy, to receive a return of the Deposit together with all interest earned thereon, whereupon the parties shall be released from all further obligations hereunder except only those that expressly survive. Notwithstanding anything contained herein to the contrary, if Seller’s default is its willful refusal to deliver the Deed or other documents required to be delivered at Closing pursuant to Paragraph 18 hereof, then Purchaser shall be entitled to seek specific performance.

          13.    Indemnifications.

(a)	Purchaser hereby agrees to indemnify, protect, defend and hold Seller harmless from and against any claim, demand, obligation, loss, cost, damage, liability, judgment or expense (including without limitation, reasonable attorneys’ fees, charges and disbursements) (collectively, “Claims”) arising out of or in connection with (a) breach of any of Purchaser’s representations or warranties set forth herein, (b) the breach of any of Purchaser’s covenants or agreements set forth herein, or (c) the ownership, operation or maintenance of the property after the Closing.

(b)	Seller agrees to indemnify, protect, defend and hold Purchaser harmless from and against any Claims arising out of or in connection with (i) breach of any of Seller’s representations or warranties set forth herein (subject to the survival limitations hereof), (ii) the breach of any of Seller’s covenants or agreements set forth herein, or (iii) costs and expenses, claims and liabilities arising out of the ownership, operation or maintenance of the Property prior to closing. The provisions of this Paragraph 13(b) shall survive the closing and the delivery of the Deed for a period of six (6) months.

Each party shall do, execute and deliver, or shall cause to be done, executed and delivered, all such further acts and instruments which the other party may reasonably request in order to more fully effectuate the indemnifications provided for in this Agreement so long as such acts and instruments do not increase such party’s liabilities or obligations.

          14.    Confidentiality. Purchaser agrees that until the closing, except as otherwise provided herein or required by law, and except for the exercise by Purchaser of any remedy hereunder, Purchaser shall (a) keep confidential the pendency of this transaction and the documents and information supplied by Seller to Purchaser, and (b) disclose such information only to Purchaser’s agents, employees, contractors, consultants, advisors, investment bankers, investors, partners or attorneys, as well as lenders (if any) and title company personnel, with a need to know in connection with Purchaser’s review and consideration of the property, provided that Purchaser shall inform all persons receiving such information from Purchaser of the confidentiality requirement and (to the extent within Purchaser’s control) cause such confidence to be maintained. Disclosure of information by Purchaser shall not be prohibited if that disclosure is of information that is or becomes a matter of public record or public knowledge as a result of the Closing of this transaction or from sources other than Purchaser or its agents, employees, contractors, consultants or attorneys. After Closing, Purchaser agrees that any disclosure for publicity purposes shall only be made with the prior written consent of Seller.

          15.    Prorations, Deposits.

          (a)    Rent, any amounts of additional rent or periodic tenant charges under any tenant lease (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at closing); real estate and personal property taxes; operating expenses of the Property; items of income and expense; and all other proratable items shall be prorated as of 12:01 a.m. on the date of Closing. Water, sewer, electricity, fuel and other utility charges will be apportioned based upon meter readings taken as of the day immediately prior to Closing, but Purchaser and Seller agree to pay their respective shares of all utility bills received subsequent to Closing, prorated as of 12:01 a.m. on the date of Closing. In the event the real estate taxes for the year of Closing are unknown, the tax proration will be based upon the taxes for the prior year reduced by the maximum discount available for early payment, and at the request of either party, the taxes for the year of Closing shall be reprorated and adjusted when the tax bill for such year is received and the actual amount of taxes is known, which obligation shall survive Closing. At Closing, Seller shall be reimbursed or credited for all: (i) utility deposits, (ii) prepaid charges under the Contracts (and any new contract(s)), together with a credit for any deposits thereunder, and Purchaser shall receive a prorated credit for any unpaid amounts payable for the month of Closing and not yet paid by Seller for periods prior to Closing, and (iii) such other reimbursements as are provided for in this Agreement. The provisions of this paragraph shall survive the Closing.

          (b)    Rents, additional rent and other tenant charges which are delinquent as of Closing Date shall not be prorated as of the Closing Date. Purchaser shall include such delinquencies in its normal billings and shall pursue the collection thereof in good faith after the Closing Date (however, the Purchaser shall not be required to litigate or declare default in any Lease). For a period of ninety (90) days from and after the Closing Date, to the extent Purchaser receives any rents, such payments shall be applied first toward rents for the month in which Closing occurs, and second to any delinquent rents (or additional rent and other tenant charges which are paid by Tenants in arrears, whether delinquent or not) owed to Seller with Seller’s share thereof being held by Purchaser in trust for Seller and promptly delivered to Seller by Purchaser, and with Purchaser being entitled to deduct any reasonable collection costs incurred by Purchaser. After the expiration of such ninety (90) day period, Purchaser shall have no continuing obligation to collect on or make payment to Seller of any delinquent rents or other tenant charges relating to any period prior to and including the Closing Date. Purchaser may not waive any delinquent rents nor modify a lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of the charges or amounts without first obtaining Seller’s written consent, which consent may be given or withheld in Seller’s sole discretion. With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.

          16.    Improvement Liens. Certified, confirmed or ratified liens for governmental improvements as of the date of Closing, if any, shall be paid in full by Seller, and all other liens for governmental improvements shall be assumed by the Purchaser. Notwithstanding the foregoing, to the extent any of the foregoing certified, confirmed or ratified liens are payable in installments, Purchaser shall take title subject to such lien(s) and assume the balance of such installment payments. In such event, the installment payment for the year of Closing shall be prorated as of 12:01 a.m. on the date of Closing.

          17.    Closing Costs. The parties shall bear the following costs:

(a)	Purchaser shall be responsible for payment of the following: (i) the cost of preparing, issuing and examining the Commitment and the premiums and any other related fees and costs for any owner’s and lender’s title insurance policies issued pursuant thereto; (ii) the cost of obtaining the Survey; (iii) any and all costs and expenses of environmental, architectural, engineering and other inspection and feasibility studies and reports incident to Purchaser’s inspections, (iv) conveyance and notary fees and clerk’s recordation fees for recording the special warranty deed.

(b)	Seller shall be responsible for payment of (i) the cost of any corrective or curative title documents, and (ii) the documentary stamp, surtax or other taxes on the deed of conveyance.

(c)	Each party shall pay its own legal fees except as otherwise expressly provided herein. Any escrow fees shall be divided equally between the parties hereto.

          18.    Closing. Subject to other provisions of this Agreement for extension, the closing (the “Closing”) shall be held (the “Closing Date”) on the thirtieth (30th) day after the expiration of the Inspection Period, at the offices of the Title Company or at such other place as the parties may mutually agree; provided, (a) Purchaser shall have the right to extend the Closing Date to a date which is on or before sixty (60) days after the expiration of the Inspection Period by providing advance written notice of its desire to so extend to Seller no later than fifteen (15) days after the expiration of the Inspection Period; and (b) Seller shall have the right to extend the date of Closing to and including January 31, 2006 in its sole and absolute discretion upon written notice to Purchaser at least fifteen (15) days prior to the date previously set for Closing.

          At Closing, Seller shall execute and/or deliver or cause to be delivered to Purchaser the following closing documents all of which shall be in form and substance reasonably satisfactory to Seller:

(a)	a special warranty deed conveying the Realty, subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser;

(b)	a bill of sale for all Personalty;

(c)	an assignment and assumption of Intangible Property, including, without limitation, all Warranties, licenses, permits, plans and specifications and all Contracts included in this transaction (including new contract(s) permitted under Paragraph 11 above, if any);

(d)	a “non-foreign” affidavit or certificate pursuant to Internal Revenue Code Section 1445;

(e)	an appropriate and customary mechanic’s lien affidavit and affidavit of possession in form reasonably required by Purchaser’s Title Company;

(f)	an assignment and assumption of Leases and Security Deposits;

(g)	partnership resolutions, as applicable, and/or such other evidence of authority and good standing with respect to Seller as may be reasonably required by the Title Company;

(h)	the originals (or a copy where there is no original) of all of the Leases, Contracts, Licenses and Permits, Warranties, Plans and Specifications, and Records in Seller’s possession; and

(i)	an update certificate from Seller updating the representations made by Seller under Paragraph 8 above to the date of Closing;

(j) a written notice to each Tenant notifying them of the change in ownership and directing them to send rent payments to Purchaser at the address provided therein; and

(k)       a rent roll dated as of the Closing Date, updating Exhibit B, including current information as to delinquent rent and other charges, prepaid rent and interest accruing on security deposits (if any), which rent roll shall be certified by an authorized officer of Seller to be true, correct and complete in all material respects.

          At Closing, Purchaser shall execute and/or deliver (as applicable) to Seller:

(a)	the balance of the Purchase Price;

(b)	the assignment and assumption of Intangible Property; and

(c)	the assignment and assumption of Leases and Security Deposits.

          Both parties shall execute and deliver counterpart closing statements and such other documents as are reasonably necessary to consummate this transaction.

          19.    Broker. Purchaser warrants to Seller that it has not dealt with any real estate broker or salesperson in the negotiation of this contract except Tom von Kamecke (“Broker”). At closing, Purchaser will pay a commission of 1.5% (one and one half percent) of the total sales price to Broker. If a claim for commission in connection with this transaction is made by any broker, salesperson or finder, other than Broker, claiming to have dealt through or on behalf of one of the parties hereto (“Indemnitor”), Indemnitor shall indemnify, defend and hold harmless the other party hereunder (“Indemnitee”), and Indemnitee’s officers, directors, agents and representatives, from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney’s fees and court costs at trial and all appellate levels) with respect to said claim for commission. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this paragraph shall survive the Closing and any cancellation or termination of this Agreement.

          20.    Escrow Agent. The Escrow Agent shall not be liable for any actions taken by it in good faith, but only for its gross negligence or willful misconduct. The parties hereby indemnify and agree to hold harmless the Escrow Agent from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys’ fees and court costs at all trial and appellate levels) the Escrow Agent may incur or be exposed to in its capacity as escrow agent hereunder, except for its gross negligence or willful misconduct. If there be any dispute as to disposition of any proceeds held by the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent is hereby authorized to interplead the disputed amount or the entire proceeds with any court of competent jurisdiction and thereby be released from all of its obligations hereunder. The Escrow Agent shall not be liable for any failure of the depository.

          21.    Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by recognized overnight courier (such as Federal Express), by facsimile confirmed received or mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, and addressed as follows:

If to the Seller at:	NTS Realty Holdings Limited Partnership 10172 Linn Station Road Louisville, KY 40223 Attention: Neil A. Mitchell Phone: 502-426-4800 ext. 212 Fax: (502) 426-4994

With a copy to:	Rosann D. Tafel, Esq. NTS Development Company 10172 Linn Station Road Louisville, KY 40223 Phone: 502-426-4800 ext. 153 Fax: (502) 426-4994

If to the Purchaser at:	Investors Capital Mortgage Group, Inc. 1414 NW 107 Ave., Suite 109 Miami, FL 33172 Office:(305) 716-0200 ext. 115 Fax: (305) 716-2829

With a copy to:	Thomas G. Sherman, Esq., P.A. 218 Almeria Avenue Coral Gables, Florida 33134 Phone: 305-448-5898 Fax: 305-445-4458

If to the Escrow Agent at:	LandAmerica/Commonwealth Land Title Insurance Company
Land/America Commercial Services
2400 Maitland Center Parkway
Suite 105
Maitland, Florida 32751
Attention: Tammy J. Scott, Senior Title Officer/Manager
Phone: 407-618-2931
Fax: 407-644-5115

Notices personally delivered or sent by overnight courier or via facsimile shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given three (3) days after deposit in the U.S. mails.

          22.    Eminent Domain; Risk of Loss. Except as provided in any indemnity provision contained in this Agreement, Seller shall bear all risk of loss with respect to the Property up to and including the Closing Date. Notwithstanding the foregoing, in the event that the Realty or any portion thereof is taken by eminent domain prior to Closing, Seller shall promptly give notice to Purchaser, and if such taking will materially and adversely, as reasonably determined by Purchaser, impair the use of the Property as it is currently being operated (“Material Portion”) Purchaser shall have the option of either: (a) canceling this Agreement by delivering written notice of such election to Seller within ten (10) days after receipt of Seller’s notice of such taking, and receiving a refund of the Deposit and all interest earned thereon whereupon all parties shall be relieved of all further obligations under this Agreement except those that expressly survive, or (b) proceeding with Closing without reduction of the Purchase Price, in which case Seller shall assign to Purchaser all condemnation awards and settlements applicable to the period after the Closing Date, if any. In the event no Material Portion of the Realty is taken by eminent domain prior to Closing, then Purchaser shall be required to proceed with Closing without reduction of Purchase Price, and Seller shall assign to Purchaser all condemnation awards and settlements applicable to the period after the Closing Date, if any. In the event that the Improvements are damaged or destroyed by fire or other casualty prior to Closing, repair of which would cost in excess of Fifty Thousand Dollars ($50,000.00) to repair (as determined by Seller in good faith), Purchaser shall have the option of either: (i) canceling this Agreement by delivering written notice of such election within ten (10) days after receipt of Seller’s determination as to the cost of repairs, and receiving a refund of the Deposit and all interest earned thereon whereupon all parties shall be released from all further obligations under this Agreement, except only those that expressly survive, or (ii) proceeding with Closing without reduction in the Purchase Price or claim against Seller therefor, in which case Purchaser shall be entitled to all insurance proceeds, if any, resulting from such casualty, plus a credit at Closing against the Purchase Price in the amount of any insurance deductible that is actually deducted from the proceeds made available to Purchaser. In the event only a portion of the Improvements is damaged or destroyed by fire or other casualty prior to Closing, repair of which would cost less than or equal to $50,000.00 (as determined by Seller in good faith), then Purchaser shall be required to proceed with Closing without reduction in the Purchaser Price or claim against Seller therefor, and Seller may elect to either repair and restore the Improvements (in which case Closing shall be extended until completion of such restoration), or to assign and transfer to Purchaser insurance proceeds, if any, resulting from such casualty, and credit Purchaser at Closing with an amount of any insurance deductible that is actually deducted from the proceeds made available to Purchaser.

          23.    Radon Gas. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

          24.    Limitation of Liability. Except as otherwise specifically provided for in this Agreement, and except in the case of fraud, misrepresentation or willful misconduct, neither Seller, nor any Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns (“Seller Representatives”) shall have any personal liability of any kind or nature, nor shall Purchaser have the right to receive any judgment in or otherwise recover against the assets of the aforesaid for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability or to receive any judgment in or otherwise recover against the assets of Seller, the Affiliates of Seller or the respective Seller Representatives unless such claim arises out of fraud, misrepresentation or willful misconduct by Seller or any Seller Representative.

          25.    Miscellaneous.

(a)	This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. All of the parties to this Agreement have participated fully in the negotiation and preparation hereof, and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto.

(b)	In the event any term or provision of this Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

(c)	In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and court costs at all trial and appellate levels. The parties stipulate and agree that venue in any such litigation shall be laid in Seminole County, Florida.

(d)	In construing this Agreement, the singular shall be held to include the plural, the plural shall be held to include the singular, the use of any gender shall be held to include every other and all genders, and captions and paragraph headings shall be disregarded.

(e)	All of the exhibits attached to this Agreement are incorporated in, and made a part of, this Agreement.

(f)	All references to a number of days shall mean calendar days unless Business Days are expressly referred to. A Business Day is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banking business is not generally conducted in the County in which the Property is located. If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or holiday, the time for performance shall be extended to the next succeeding Business Day.

(g)	To the extent that the Exhibits required to be attached to this Agreement are not attached on the date of execution by the Seller, Seller shall provide these Exhibits to Purchaser and Purchaser’s counsel not later than ten (10) days after the Effective Date.

          26.    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and there are no other agreements, representations or warranties other than as set forth herein. This Agreement may not be changed, altered or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought. This Agreement shall be binding upon the parties hereto and their respective successors and assigns. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

          27.    Assignment. This Agreement shall not be assigned by Purchaser without the prior written consent of Seller in its sole and absolute discretion; provided, however, Purchaser may, upon prior written notice to Seller, assign this Agreement to a related entity in which Carlos Balzola owns at least a twenty-five percent (25%) ownership interest. Notwithstanding any such assignment, Purchaser shall remain primarily liable for the performance of all obligations of the Purchaser under this Agreement. Any other assignment or transfer of, or attempt to assign or transfer Purchaser’s interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 12 hereof.

          28.    Section 1031 Exchange. Purchaser shall cooperate fully with Seller, but at no additional cost to Purchaser, to allow Seller to structure the sale of the Property to accommodate a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, including specifically, Seller’s right to assign this Agreement to a qualified intermediary in connection therewith.

          29.    Seller’s Conditions to Closing. The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the Purchaser at Closing) (the “Seller’s Closing Conditions”) which conditions may be waived by Seller only in a writing executed by Seller:

          (a)    All of the representations of Purchaser set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date, and Purchaser, on or prior to the Closing Date, shall have complied with and to have performed all of the obligations, covenants and agreements required on the part of Purchaser to be complied with or performed pursuant to the terms of this Agreement;

          (b)    Purchaser shall have delivered to the Title Company or Seller, as the case may be, such documents or instruments as are required to be delivered by Purchaser pursuant to the terms of this Agreement;

          (c)    Purchaser shall have delivered the Purchase Price to the Title Company or Seller as the case may be;

          (d)    Purchaser shall simultaneously consummate the transactions contemplated in that certain Purchase and Sale Agreement of even date herewith between Seller and Purchaser with respect to that Property located at 302 Sabal Park Place, Longwood, Florida (the “Sabal Park Purchase Agreement”) having parcel I.D. # 33-20-29-300-012A-0000 in the Seminole County tax records, and as more particularly described on Exhibit A attached thereto, and commonly known as “Sabal Park Apartments,” and shall have performed all of Purchaser’s obligations under the Sabal Park Purchase Agreement.

          30.    Recording. Neither this Agreement nor a memorandum thereof shall be recorded, and the act of recording such by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 12 hereof.

          31.    Status of Offer. Unless this Agreement is accepted by Purchaser and an executed copy is delivered to Seller on or before 5:00 pm Eastern Standard Time on September 30, 2005, then the offer set forth in this Agreement shall be automatically revoked and terminated.

[REMAINDER OF PAGE IS BLANK. SIGNATURES ON FOLLOWING PAGE]

          EXECUTED as of the date first above written in several counterparts, each of which shall be deemed an original, but all constituting only one agreement.

SELLER:
NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership By: NTS Realty Capital, Inc., a Delaware corporation, its Managing General Partner
By: /s/ Brian F. Lavin ——————————————
Brian F. Lavin
President
September 30, 2005

PURCHASER:
Investors Capital Mortgage Group, Inc., a Florida Corporation
By: /s/ Carlos Balzola ——————————————
Carlos Balzola
President
September 29, 2005

ADDENDUM TO
PURCHASE AND SALE CONTRACT

          THIS ADDENDUM TO PURCHASE AND SALE CONTRACT (the “Addendum”) is made as of the 28th day of October, 2005 by and between by and between NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited liability company, whose address is 10172 Linn Station Road, Louisville, Kentucky 40223 (“Seller”), and INVESTORS CAPITAL MORTGAGE GROUP, INC., a Florida corporation, whose address is 1414 NW 107 Ave., Suite 109, Miami, Florida 33172 (“Purchaser”).

R E C I T A L S:

          WHEREAS, Seller and Purchaser are the “Seller” and “Purchaser” under that certain Purchase and Sale Contract dated September 30, 2005 (the “Contract”), for certain parcels of land located at 385 Golfbrook Circle, Longwood, FL, having parcel ID#‘s 33-20-29-300-0150-0000 and 04-21-29-300-034A-0000 in Seminole County tax records; and

          WHEREAS, the parties desire to modify the Contract in certain respects, subject to and upon the terms and conditions set forth herein.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree that the foregoing recitals are true and correct and further agree as follows:

          1.    Definitions. All capitalized terms used in this Addendum shall have the same meaning given to them in the Contract.

          2.    Inspection Period and Title Review Period. Seller and Purchaser agree to extend the Inspection Period set forth in Section 7 (b) and the Title Review Period set forth in Section 6 (b) of the Contract to November 15, 2005. As used in the Contract, the term “Inspection Period” shall hereafter mean for all purposes November 15, 2005, and the “Title Review Period” shall hereafter mean for all purposes November 15, 2005. Accordingly, the period of time under the Contract for performing or resolving any other matter tied to the Inspection Period and Title Review Period are hereby extended to November 15, 2005, provided, however, Buyer’s right to extend the Closing pursuant to Section 18 of the Contract shall remain unmodified, and accordingly, Buyer may only extend the Closing Date to December 30, 2005.

          3.    Full Force and Effect. Except as expressly modified hereby, the Contract remains unchanged and in full force and effect. In the event of any conflict or inconsistency between the terms of the Contract and this Addendum, the terms of this Addendum shall prevail.

          4.    Counterparts. This Addendum may be executed in one or more separate counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Addendum may be executed by facsimile signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practicable thereafter.

          5.    Further Assurances. Seller and Purchaser agree to execute and deliver to the other any further instruments as may be reasonably required by the requesting party to reaffirm or carry out the purposes and intent of this Contract.

          IN WITNESS WHEREOF, the parties have hereunder set their hands and seals as of the date set forth above.

SELLER:
NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership By: NTS Realty Capital, Inc., a Delaware corporation, its Managing General Partner
By: /s/ Brian F. Lavin ——————————————
Brian F. Lavin
President

PURCHASER:
Investors Capital Mortgage Group, Inc., a Florida Corporation
By: /s/ Carlos Balzola ——————————————
Carlos Balzola
President

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
November 10, 2005

VIA UPS OVERNIGHT DELIVERY

Investors Capital Mortgage Group, Inc.
1414 NW 107 Ave., Suite 109
Miami, Florida 33172
Attention: Carlos Balzola

      RE: Purchase of the Golf Brook Apartments, Seminole County, Florida

Dear Carlos:

        Pursuant to Section 18 of that certain Purchase and Sale Agreement (“Agreement”) dated September 30, 2005, by and between NTS Realty Holdings Limited Partnership, a Delaware limited partnership, as seller (“Seller”), and Investors Capital Mortgage Group, Inc., a Florida corporation, as purchaser (“Purchaser”), this letter will serve as notice from Seller to Purchaser of Seller’s election to extend the date of Closing to a date on or before January 31, 2006. All capitalized terms not otherwise defined herein shall have the same meaning given to them in the Agreement.

          The Inspection Period and the Title Review Period have been extended, pursuant to an Addendum to Purchase and Sale Agreement executed by Seller and Purchaser, to November 15, 2005. Previously you have indicated to us that notwithstanding the last sentence of Section 11(d) of the Agreement, between the end of the Inspection Period and the date of Closing, Purchaser would prefer that Seller not enter into any lease containing a term of more than seven (7) months without Purchaser’s consent. This letter will serve to evidence Seller’s agreement to this leasing restriction, and the last sentence of Section 11(d) of the Agreement is hereby amended to read as follows:

“Notwithstanding the foregoing, after the expiration of the Inspection Period and prior to Closing, Seller shall not enter into any lease containing a term of more than seven (7) months without Purchaser’s written consent (which consent may be withheld in Purchaser’s sole discretion).”

          To acknowledge your receipt of this letter and your agreement to the matters set forth herein, please sign this letter where indicated below and return the signed original to our attention on or before November 14, 2005.

Very truly yours,
NTS Realty Holdings Limited Partnership By: NTS Realty Capital, Inc. Managing General Partner
By: /s/ Neil A. Mitchell —————————————— Neil A. Mitchell
Senior Vice President

Acknowledged and agreed to:
Investors Capital Mortgage Group, Inc.

By: /s/ Carlos Balzola ——————————————
Carlos Balzola
President
November 10, 2005

cc: Thomas G. Sherman, Esq., P.A.

AMENDMENT TO
PURCHASE AND SALE AGREEMENT

          THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT (“Amendment”) is made and entered into on the respective dates indicated below, but effective as set forth herein, between NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership whose address is 10172 Linn Station Road, Louisville, Kentucky 40223 (“Seller”) and INVESTORS CAPITAL MORTGAGE GROUP, INC., a Florida corporation whose address is 1414 NW 107 Ave., Suite 109, Miami, Florida 33172 (“Purchaser”).

          P  R  E  L  I  M  I  N  A  R  Y    S  T  A  T  E  M  E  N  T

          A.    Seller and Purchaser entered into that certain Purchase and Sale Agreement dated September 30, 2005, governing the sale of certain property located at 385 Golfbrook Circle, Longwood, Florida, a copy of which is attached hereto as Exhibit A and is incorporated herein by this reference, whereby Seller is to Sell and Purchaser is to purchase the Property identified therein (the “Contract”);

          B.    Seller and Purchaser entered into that certain Addendum to Purchase and Sale Contract, a copy of which is attached hereto as Exhibit B and is incorporated herein by this reference, amending the Agreement by extending the Inspection Period and Title Review Period as defined therein to November 15, 2005 (the “Addendum”);

          C.    The parties desire to clarify the treatment of the deposit as provided in the original Contract and to modify the Contract, as previously modified by the Addendum, to further extend the Title Review Period in certain respects, subject to and upon the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the agreement established by this Amendment, the Agreement and the Addendum, Seller and Purchaser agree as follows:

          1.    Effective as of September 30, 2005, Paragraphs 4 and 5 of the Agreement are hereby amended to read and restated as follows:

          “4.        Deposit.   To secure the performance by Purchaser of its obligations under this Agreement, Purchaser will make a deposit of One Million Dollars ($1,000,000.00) in the following manner: (i) within two (2) business days after the execution of this Agreement by both Seller and Purchaser, Purchaser shall deposit with LandAmerica/Commonwealth Land Title Insurance Company (the “Escrow Agent”), the initial sum (the “Initial Deposit”) of Five Hundred Thousand Dollars ($500,000.00), a portion of which in the amount of Twenty-Five Thousand Dollars ($25,000.00) shall be immediately non-refundable to Purchaser until Closing (unless Seller shall default hereunder) (the “Non-refundable Portion of the Initial Deposit”), and (ii) shall thereafter deliver the additional sum (the “Additional Deposit”) of Five Hundred Thousand Dollars ($500,000.00) within two (2) business days after the expiration of the Inspection Period (as hereinafter defined). Upon expiration of the Inspection Period, the Initial Deposit and the Additional Deposit shall both be non-refundable to Purchaser until Closing (unless Seller shall default hereunder). The Initial Deposit and the Additional Deposit shall be sent by wire transfer to the Escrow Agent and held and disbursed by the Escrow Agent as an earnest money deposit (collectively, the “Deposit”) pursuant to the provisions of this Agreement. At and only upon Closing, the Deposit shall be refunded to Purchaser and the entire Purchase Price shall be due in full. Any and all interest accrued or earned thereon shall be paid to Purchaser except in the event of a default by Purchaser, in which event all of the interest shall be disbursed to Seller, together with the Deposit, as liquidated damages in accordance with the default provisions below.

5. Terms of Payment. The Purchase Price shall be paid to Seller as follows:

$43,153,500	being the Purchase Price, at Closing, subject to prorations and adjustments as hereinafter provided, to be paid by wire transfer to Seller in immediately available federal funds.”

          2.    Effective as of the dates of the last signature below, Seller and Purchaser agree to modify the terms of the Contract, as previously modified by the Addendum, as follows:

          (a)    Definitions. All capitalized terms used in this paragraph (2) shall have the same meaning given to them in the Contract.

          (b)    Title Review Period. Seller and Purchaser agree to extend the Title Review Period set forth in Section 6(b) of the Contract, as the Title Review Period relates to Survey matters only, to 5:00 P. M. on November 22, 2005 for the sole purpose of allowing Purchaser to complete and review the Survey of the Property and object to Survey matters only which materially affect Purchaser’s intended use of the Property. Purchaser agrees to deliver the Additional Deposit of $500,000.00 to the Escrow Agent on or before November 23, 2005. Furthermore, Purchaser acknowledges and agrees that the Initial Deposit and the Additional Deposit shall be deemed non-refundable to Purchaser until Closing unless Seller shall default under the Contract, or a title matter arises under Section 6(c) of the Contract and Purchaser terminates the Contract pursuant to the provisions of Section 6(c) of the Contract, or the Survey discloses a defect which materially affects Purchaser’s intended use of the Property and which defect Seller is unable to cure following notification by Purchaser of such defect as provided in the Contract.

          IN WITNESS WHEREOF, this Amendment has been executed by the parties to it effective as of the dates set forth above.

"SELLER"	NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership By: NTS Realty Capital, Inc., a Delaware corporation, its Managing General Partner

By: /s/ Gregory A. Wells ——————————————
Gregory A. Wells Executive Vice President and Chief Financial Officer
November 15, 2005

"PURCHASER"	INVESTORS CAPITAL MORTGAGE GROUP, INC., a Florida Corporation

By: /s/ Carlos Balzola ——————————————
Carolso Balzola
President
November 15, 2005

SECOND AMENDMENT TO
PURCHASE AND SALE AGREEMENT

          THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (“Second Amendment”) is made and entered into as of the 30th day of January, 2006, between KENTUCKY EXCHANGE COMPANY, LLC, a Kentucky limited liability company whose address is 122 Fairfax Avenue, Louisville, Kentucky 40207 (“Intermediary”), and INVESTORS CAPITAL MORTGAGE GROUP, INC., a Florida corporation whose address is 1414 NW 107 Ave., Suite 109, Miami, Florida 33172 (“Purchaser”). NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership whose address is 10172 Linn Station Road, Louisville, Kentucky 40223 (“Exchangor”) is entering into this Second Amendment for the sole purpose of consenting to and approving the terms contained herein.

          P  R  E  L  I  M  I  N  A  R  Y    S  T  A  T  E  M  E  N  T

          A.    Exchangor and Purchaser entered into that certain Purchase and Sale Agreement dated September 30, 2005, governing the sale of certain property located at 385 Golfbrook Circle, Longwood, Florida, whereby Intermediary is to sell and Purchaser is to purchase the Property identified therein.

          B.    Exchangor and Purchaser entered into: (i) that certain Addendum to Purchase and Sale Contract, amending the Agreement by extending the Inspection Period and Title Review Period as defined therein to November 15, 2005 (the “Addendum”); (ii) that certain letter agreement extending the date of Closing to January 31, 2006 (the “Letter Agreement”); and (iii) that certain Amendment to Purchase and Sale Agreement clarifying the treatment of the Deposit and extending the Title Review Period in certain respects (the “First Amendment”). The Purchase and Sale Agreement, as amended by the Addendum, the Letter Agreement and the First Amendment, is referred to hereinafter as the “Sale Agreement.” The Sale Agreement is attached hereto and incorporated herein by this reference as Exhibit A.

          C.    Exchangor has assigned the Sale Agreement to Intermediary pursuant to the terms of an Assignment of Purchase and Sale Agreement (the “Assignment”) between Exchangor and Intermediary for the purpose of effectuating a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended.

          D.    The parties desire to amend the Sale Agreement, subject to and upon the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the agreement established by this Amendment, the Agreement and the Addendum, Intermediary and Purchaser agree as follows:

          1.    Any and all terms used herein which are not otherwise defined, or re-defined, herein shall have the respective meanings given them in the Sale Agreement.

          2.    Anything contained in the Sale Agreement to the contrary notwithstanding, the Closing Date is hereby extended to, and the Closing shall be held on and occur no later than, February 2, 2006.

          3.    Immediately upon full execution of this Second Amendment by the parties hereto, Purchaser shall deposit with the Escrow Agent an additional sum of Three Hundred Thousand Dollars ($300,000.00) (the “Third Deposit”) which shall be immediately non-refundable to Purchaser until Closing (unless Intermediary shall default under the Sale Agreement, as amended hereby). The Third Deposit shall be sent by wire transfer to Escrow Agent and held and disbursed by the Escrow Agent as an earnest money deposit pursuant to the terms of the Sale Agreement, as amended hereby. The term “Deposit” shall hereafter mean the Initial Deposit, the Additional Deposit and the Third Deposit. At and upon Closing, the Deposit shall be refunded to Purchaser and the entire Purchase Price shall be due in full.

          4.    The Purchase Price shall be paid to Intermediary as follows:

$39,153,500 being the cash portion of the Purchase Price, at Closing, subject to prorations and adjustments as hereinafter provided, to be paid by wire transfer to Intermediary in immediately available federal funds.

$4,000,000 in the form a Promissory Note dated as of the Closing Date, made by Purchaser, payable to the order of Intermediary and in the face principal amount of $4,000,000.00 and bearing interest at the rate of twenty-five percent (25%) per annum (calculated over an assumed year consisting of 360 days), and which shall be due and payable on or before February 17, 2006, unless otherwise extended for successive fifteen (15) day periods upon terms and conditions set forth in the Promissory Note (but in no event shall the maturity date of the Promissory Note be extended for more than five (5) successive fifteen (15) day periods) and upon payment of an extension fee in the amount of $58,333.00 for each such extension. Purchaser shall, at closing, pay to Intermediary, a loan fee in the amount of $58,333.00 in immediately available federal funds by wire transfer. The Promissory Note shall be fully, personally and jointly and severally guaranteed by each of the following persons in pursuant to Guaranty Agreements to be executed and delivered at Closing:

Carlos Balzola and Glenda Gonzalez Jorge Fernandez and Marisabel Fernandez-Pia Rolando Benitez and Sonia Benitez Luis Alonso

          The Promissory Note and the Guaranty Agreements shall be fully assignable and/or transferable by the Intermediary.

          5.    Notwithstanding that Purchaser acknowledges that its obligations under and pursuant to the Sale Agreement, as amended hereby, are in no way conditioned or conditional upon its ability to obtain financing from a third-party lender, Purchaser agrees to deliver to Intermediary and Exchangor: (i) a fully executed, valid and binding loan commitment letter from Fremont Realty Capital, for a mortgage loan in the amount of at least $65,575,000.00, to be delivered upon the earlier of Purchaser’s receipt or January 30, 2006; and (ii)a term sheet from KeyBank, N.A. (or other mezzanine lender), for a mezzanine loan in the amount of at least $4,000,000.00, to be delivered on the earlier of Purchaser’s receipt or February 6, 2006, both of which commitment letter and term sheet shall be issued in connection with Purchaser’s purchase of the Property. Furthermore, The Fremont commitment letter shall contain a statement acknowledging and consenting to the KeyBank, N.A. (or other mezzanine lender) loan in the amount of at least $4,000,000 to Purchaser.

          6.    Except as expressly amended or modified hereby, the terms and conditions of the sale Agreement remain in full force and effect and are hereby ratified and reaffirmed by the parties hereto.

          7.    Exchangor executes this Second Amendment for the purpose of acknowledging and agreeing to the amendments contained herein and to affirm that such amendments are in conformity with the Exchange Agreement, as amended, between Intermediary and Exchangor governing Exchangor’s like-kind exchange.

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          IN WITNESS WHEREOF, this Amendment has been executed by the parties to it effective as of the date first set forth above.

"PURCHASER"	INVESTORS CAPITAL MORTGAGE GROUP, INC., a Florida Corporation

By: /s/ Carlos Balzola ——————————————
Carlos Balzola
President

"INTERMEDIARY"	KENTUCKY EXCHANGE COMPANY, LLC, a Kentucky limited liability company

By: /s/ Timothy J. Eifler ——————————————
Timothy J. Eifler
Member

"EXHANGOR"	NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership By: NTS Realty Capital, Inc., a Delaware corporation, its Managing General Partner

By: /s/ Neil A. Mitchell ——————————————
Neil A. Mitchell
Senior Vice President